Apolo Gold & Energy Inc Announces Acquisition of Additional Lithium Battery Stake

Hong Kong, Feb 19, (GLOBE NEWSWIRE via COMTEX)-- Apolo Gold & Energy Inc. (“Apolo”) (OTCQB:APLL), a Nevada Corporation, is pleased to announce that it has acquired an additional 29% stake in JIANGXI EVERENERGY NEW MATERIAL CO., LTD.

Apolo has agreed to issue 11 million restricted common shares of APOLO at a deemed price of US$0.45 per share) for this transaction for a sale value of US$17 million. The 29% interest is being acquired from a private party,

Apolo acquired its initial 24% stake on December 23, 2013 for 8 million shares and US$1 million cash. The additional 29% brings Apolo’s total stake to 53% giving it the controlling interest in the Jiangxi Everenergy New Material Company, Ltd.

Everenergy, located in the Li-ion Battery high-tech industry park of Yi Chun, Jiangxi Province, China. was founded in July, 2010 with a registered capital of 22 million RMB and the total asset value on its balance sheet is 107.9 million RMB (US$17 Million) . Covering an area of 16.5 acres, the company mainly deals with the R & D, production and sales of high quality lithium batteries, cathode materials and relevant precursor materials.

Kelvin Chak, CEO stated, “we were able to acquire this additional 29% stake at a very favorable price to bring our share up to 53%. We like the lithium battery space very much and see huge growth potential as global electric car companies such as Tesla gain market share and global governments extend incentives for electric vehicles.”

Kelvin Chak, President & CEO

FOR FURTHER INFORMATION PLEASE CONTACT:

Apolo Gold & Energy Inc.

9th floor, Kam Chung Commercial Bldg,

19-21 Hennessy Road, Wanchai, Hong Kong.

info@ApoloGoldUS.com

www.apologoldus.com

SOURCE: Apolo Gold & Energy Inc.